Exhibit 99.1

Liberty Interactive Extends Exchange Offer to Acquire zulily, inc.

ENGLEWOOD, Colo., September 21, 2015 — Liberty Interactive Corporation (“Liberty Interactive”) (Nasdaq: QVCA, QVCB, LVNTA, LVNTB), announced today that it has extended the expiration of its exchange offer to acquire all of the outstanding shares of common stock of zulily, inc. to 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on September 30, 2015. The extended expiration date is expected to allow for a quarter end closing of the transaction, which will enable Liberty Interactive to begin consolidating zulily as of the beginning of the fourth quarter.

The depositary for the exchange offer has advised that, as of 5:00 p.m., Eastern Time, on September 18, 2015, (i) a total of approximately 28,529 shares of zulily Class A common stock were validly tendered and not validly withdrawn in the Offer and (ii) no shares of zulily Class B common stock were validly tendered in the exchange offer.

All other terms and conditions of the exchange offer remain unchanged.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive’s subsidiary, QVC, Inc., and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation’s businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, Interval Leisure Group and FTD, its subsidiaries Bodybuilding.com, CommerceHub, LMC Right Start and Evite, and minority interests in Time Warner, Time Warner Cable and Lending Tree.

Forward-Looking Statements

This press release includes certain forward-looking statements, including statements about the proposed acquisition of zulily by Liberty Interactive, the exchange offer for shares of zulily common stock and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the proposed acquisition and exchange offer. These forward looking statements speak only as of the date of this press release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, and Liberty Interactive’s Registration Statement on Form S-4, as filed on September 1, 2015, for additional information about Liberty Interactive and about the risks and uncertainties related to the business of Liberty Interactive which may affect the statements made in this press release.

Important Additional Information

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of zulily or Liberty Interactive or to purchase shares of Liberty Interactive, nor is it a substitute for the registration statement and exchange offer materials filed by Liberty Interactive with the U.S. Securities and Exchange Commission (the “SEC”). Liberty Interactive has filed exchange offer materials on Schedule TO and a registration statement on Form S-4 with the SEC, and zulily has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. The exchange offer materials (including a Prospectus/Offer to Exchange, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement contain important information. Holders of shares of zulily are urged to read these documents because they contain important information that holders of zulily securities should consider before making any decision regarding tendering their securities. The Prospectus/Offer to Exchange, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of shares of zulily at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s web site at http://www.sec.gov. Free copies of these documents may also be obtained from zulily by mail by directing a request to zulily, inc., 2601 Elliott Avenue, Suite 200, Seattle, WA, 98121, Attention: Erica Yamamoto and free copies of the exchange offer materials may also be obtained from Liberty Interactive by directing a request to Liberty Interactive, 12300 Liberty Boulevard, Englewood, CO, 80112, Attention: Investor Relations, Telephone (720) 875-5420 or from Georgeson Inc., the information agent for the exchange offer, by calling, toll-free, (877) 507-1756.

In addition to the Prospectus/Offer to Exchange, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Liberty Interactive and zulily file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Liberty Interactive or zulily at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Liberty Interactive’s and zulily’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

###

Liberty Interactive IR:

Courtnee Ulrich, 720-875-5420

Source: Liberty Interactive Corporation